Exhibit 99

Colgate Announces Strong 4th Quarter and Year, Exceeding Expectations

Operating Profit, Net Income and EPS All Up Double-Digit

NEW YORK--(BUSINESS WIRE)--January 28, 2010--Regulatory News:

Colgate-Palmolive Company (NYSE:CL) today reported record net income and diluted earnings per share in fourth quarter 2009 of $631 million and $1.21, respectively. Fourth quarter 2008 reported net income and diluted earnings per share were $497 million and $.94, respectively, which included $31 million of aftertax charges ($.06 per diluted share) related to the 2004 Restructuring Program. Excluding restructuring charges (which pertain only to 2008), net income and diluted earnings per share increased 20% and 21%, respectively.

Worldwide sales were $4,081 million, up 11.5% versus the year ago quarter and unit volume increased 3.0%. Global pricing increased 3.5% while foreign exchange added 5.0%. Organic sales (excluding foreign exchange, acquisitions and divestments) grew 6.5%.

Gross profit margin increased to 59.5% in fourth quarter 2009 from 56.0% in the year ago period. Excluding restructuring charges in 2008, gross profit margin increased 320 basis points to 59.5% in fourth quarter 2009 from 56.3% in fourth quarter 2008, primarily reflecting the benefits of increased pricing and cost-savings programs.

Selling, general and administrative expenses were 34.2% and 33.7% of net sales in fourth quarter 2009 and 2008, respectively. Excluding restructuring charges in 2008, selling, general and administrative expenses increased to 34.2% of net sales in fourth quarter 2009 from 33.0% of net sales in fourth quarter 2008. Worldwide advertising costs increased 50 basis points as a percentage to sales versus the year ago period to 9.7% from 9.2%.

Operating profit was $991 million in fourth quarter 2009 compared to $777 million as reported in fourth quarter 2008. Excluding restructuring charges in 2008, operating profit rose 21% to $991 million in fourth quarter 2009 from $816 million in fourth quarter 2008, increasing to 24.3% from 22.3% as a percent to sales.

Net cash provided by operations year to date increased by 42% to $3,277 million. Working capital improved by 290 basis points from 2.5% to sales in 2008 to -0.4% to sales in 2009. These results reflect the strength of the Company’s overall balance sheet and key ratios as well as its tight focus on working capital.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results excluding restructuring charges, “We are delighted to have finished the year so strongly with fourth quarter operating profit, net income and earnings per share all increasing double-digit and organic sales growing a healthy 6.5%, driven by positive volume and higher pricing.

“We are particularly pleased that our renewed focus on unit volume growth is indeed working with global unit volume increasing sequentially in each of the last two quarters.

“The excellent 320 basis point improvement in gross profit margin allowed for higher advertising spending behind Colgate’s brands both in absolute dollars and as a percent to sales, which helped to drive global market share gains.

“We are delighted that Colgate’s global market shares in toothpaste and manual toothbrushes both finished the year at record highs. Colgate’s share of the global toothpaste market strengthened to 45.1% for the year, led by share gains in Mexico, Brazil, China, Hong Kong, India, Russia and Venezuela. Colgate also strengthened its global leadership in manual toothbrushes, with its global market share in that category reaching 31.0% year to date, up 0.6 share points versus year ago.”

Mr. Cook continued, “We are excited to be entering 2010 with a full pipeline of new products across categories. We expect the excellent gross profit margin to continue which should allow for higher advertising spending behind new and existing Colgate products.

“Overall, despite difficult economic conditions around the world and the currency devaluation in Venezuela, our strong top and bottom line momentum should continue which bodes well for another year of double-digit earnings per share growth in 2010.”

For the full year 2009, worldwide sales as reported were $15,327 million, even with the year ago period, reflecting 0.5% unit volume growth, 6.0% higher pricing and 6.5% negative foreign exchange. Organic sales grew 6.5%.

Net income and diluted earnings per share for the full year 2009 were $2,291 million and $4.37, respectively. Full year 2008 reported net income and diluted earnings per share were $1,957 million and $3.66, respectively, which included $113 million of aftertax charges ($0.21 per diluted share) related to the 2004 Restructuring Program. Excluding restructuring charges (which pertain only to 2008), net income and diluted earnings per share increased 11% and 13%, respectively.

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on fourth quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (18% of Company Sales)

North America sales grew 5.0% in the fourth quarter. Unit volume increased 5.5% with 1.5% lower pricing and 1.0% positive foreign exchange. Organic sales grew 4.0% during the quarter. North America operating profit increased 22% during the quarter as increased advertising was more than offset by higher sales and higher gross profit margins driven by cost-savings programs and lower raw and packaging material costs.

In the U.S., new product launches are contributing to market share gains across categories. Market share gains year to date were seen in manual toothbrushes, powered toothbrushes, body washes, hand dish liquid and liquid cleaners. Colgate’s leadership of the U.S. toothpaste market continued with its market share at 36.2% for the year. Colgate Total Enamel Strength, Colgate Sensitive Enamel Protect and Colgate Max White with Mini Bright Strips toothpastes contributed to growth in the quarter. Colgate’s share of the manual toothbrush market reached a record 32.2% year to date, up 5.2 share points versus year ago, including new Colgate Wisp mini-brush whose market share reached 5.0% year to date and 6.3% for the fourth quarter. Colgate 360° ActiFlex, Colgate Max Fresh and Colgate Max White manual toothbrushes also contributed to the share gains.

Successful new products contributing to growth in the U.S. in other categories include Softsoap Nutri Serums, Softsoap Body Butter Coconut Scrub, Irish Spring Hair and Body and Cool Relief body washes, and Palmolive Pure + Caring and Ajax Lime with Bleach Alternative dish liquids.

Looking ahead, the innovation pipeline in the U.S. is robust with an array of exciting introductions across categories planned for launch in early 2010 including Wisp Plus Whitening mini-brush and Speed Stick and Lady Speed Stick Stainguard deodorants.

Latin America (30% of Company Sales)

Latin American sales grew 22.5% and unit volume increased 5.0%. Volume gains were achieved in most countries, led by significant increases in Brazil and Colombia. Higher pricing added 12.0% and foreign exchange was positive 5.5%. Organic sales for Latin America grew 17.0% during the quarter. Latin America operating profit increased 27% during the quarter as higher pricing and cost-saving initiatives more than offset increased advertising costs.

Colgate continues to build its strong leadership in oral care throughout Latin America with its regional toothpaste market share at a record high of 78.7% year to date, driven by market share gains in nearly every country. In Brazil, for example, Colgate’s toothpaste market share reached 70.0% year to date, up 90 basis points versus year ago. Strong sales of Colgate Total Professional Sensitive, Colgate Total Professional Whitening and Colgate Triple Action toothpastes drove share gains throughout the region. Colgate’s leading share of the manual toothbrush market for the region is 39.9% year to date, up 10 basis points versus year ago. Strong sales of Colgate 360° ActiFlex, Colgate 360° Deep Clean and Colgate Max White manual toothbrushes throughout the region contributed to this success.

In other product categories, Colgate Plax Complete Care and Colgate Plax Sensitive mouthwashes, Protex Aloe bar soap, Axion Professional dish liquid, Lady Speed Stick Depil Control and Speed Stick Waterproof deodorants, and Suavitel GoodBye Ironing and Suavitel Magic Moments fabric conditioners contributed to market share gains in the region.

Europe/South Pacific (21% of Company Sales)

Europe/South Pacific sales increased 12.5% and unit volume increased 2.5% led by France, Italy, the United Kingdom and the GABA business. Pricing decreased 0.5% while foreign exchange was positive 10.5%. Organic sales for Europe/South Pacific grew 2.0%. Operating profit for the region increased 43% during the quarter as increased advertising was more than offset by higher sales, cost-savings programs and lower raw and packaging material costs.

Colgate maintained its oral care leadership in the Europe/South Pacific region with toothpaste share gains in Greece, Austria, Czech Republic, Norway, Slovakia and Bulgaria. Successful premium products driving share gains include Colgate Sensitive Pro-Relief, Colgate Total Advanced Clean and Colgate Max Fresh with Mouthwash Beads toothpastes. In the manual toothbrush category, Colgate 360° ActiFlex and Colgate Max White toothbrushes contributed to share gains in key countries throughout the region.

Recent premium innovations contributing to growth in other product categories include Colgate Plax Alcohol Free and Colgate Plax Ice mouth rinses, Palmolive Aromatherapy Morning Tonic shower gel, Ajax Professional bucket dilutable and Ajax Professional glass cleaners, Lady Speed Stick Clinical Protection and Lady Speed Stick Depil Protect deodorants and Soupline Magic Moments and Soupline Aroma Tranquility fabric conditioners.

Greater Asia/Africa (17% of Company Sales)

Greater Asia/Africa sales and unit volume increased 10.5% and 8.0%, respectively. Volume gains were led by India, the Greater China region and Thailand. Pricing increased 0.5% and foreign exchange was positive 2.0%. Organic sales for Greater Asia/Africa increased 8.5%. Operating profit for the region increased 29% during the quarter due to higher pricing, lower raw and packaging material costs and cost-savings programs.

Colgate maintained its toothpaste leadership in Greater Asia with market share gains in key countries throughout the region including India, China, Russia, Turkey, Hong Kong, Philippines and Malaysia. In India, for example, Colgate’s toothpaste market share reached 50.1% year to date, up 200 basis points versus year ago. Successful new products driving the share gains throughout the region include Colgate Sensitive Pro-Relief, Colgate Total Professional Clean and Colgate 360° Whole Mouth Clean toothpastes.

New products contributing to growth in other categories in the region include Colgate 360° ActiFlex and Colgate Max White manual toothbrushes, Colgate Plax Ice and Colgate Plax Complete Care mouthwashes, Palmolive Spa Banya shower liquid and bar soap and Lady Speed Stick Depil Control deodorant.

Hill’s (14% of Company Sales)

Hill’s sales declined 1.5% during the quarter as unit volume decreased 8.5%. Volume declined in the U.S., Japan and Russia, while volume gains were achieved in Germany, Australia and Mexico. Pricing increased 3.0% and foreign exchange was positive 4.0%. Hill’s organic sales declined 5.5% during the quarter. Operating profit decreased 2% during the quarter due to lower sales and increased selling, general and administrative expenses partially offset by higher pricing, lower raw and packaging material costs and cost-savings programs.

Recent new products succeeding in the U.S. specialty channel include a significantly expanded line of Science Diet Simple Essentials Treats Canine. Available in seven varieties, the treats are formulated for a wide range of special needs including oral care, mobility, immunity support and healthy skin and coat.

New pet food products contributing to international sales include Science Plan Snacks Canine and Science Plan Healthy Mobility Canine, a wellness food that promotes active mobility, supports joint flexibility and enhances ease of movement.

Innovative new product launches planned for early 2010 in the U.S. include Science Diet Small and Toy Breed Canine and Prescription Diet j/d Feline, the first therapeutic food clinically proven to improve mobility in cats with arthritis, a condition that affects over 90% of cats over the age of 12.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company's web site at http://www.colgate.com.

The Company’s annual meeting of shareholders is currently scheduled for Friday, May 7, 2010.

Unless otherwise indicated, all market share data included in this press release is as measured by ACNielsen.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit and profit margin growth, earnings growth, financial goals, cost-reduction plans, tax rates and new product introductions. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

As required, the Company adopted the Consolidation Topic of the FASB Codification on January 1, 2009 and as a result of the adoption, certain prior period amounts attributable to noncontrolling interests in less-than-wholly-owned subsidiaries were reclassified within the Condensed Consolidated Statements of Income, Balance Sheets and Cash Flows. While the reclassification had no impact on Net income or earnings per common share, it did impact the previously reported Operating profit and effective tax rate. A complete reconciliation to previously reported 2008 amounts is available on Colgate’s web site.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate's condensed consolidated income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Gross profit margin, selling, general and administrative expenses, operating profit, operating profit margin, net income and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of restructuring charges related to the restructuring program that began in the fourth quarter of 2004 and was completed as of the end of 2008 (the "2004 Restructuring Program"). These restructuring charges include separation-related costs, incremental depreciation and asset write-downs, and other costs related to the implementation of the 2004 Restructuring Program. In light of their nature and magnitude, the Company believes these items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

Management believes these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period-over-period comparisons of such operations. See “Consolidated Income Statement and Supplemental Information — Reconciliation Excluding the 2004 Restructuring Program” for the three and twelve months ended December 31, 2009 and 2008 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth (excludes the impact of foreign exchange, acquisitions and divestments). Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis, Percentage Changes – Fourth Quarter 2009 vs. 2008” for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows For the Twelve Months Ended December 31, 2009 and 2008” for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for fourth quarter results.)

				Table 1

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program

For the Three Months Ended December 31, 2009 and 2008

(in Millions Except Per Share Amounts) (Unaudited)

	2009	2008
	As Reported	As Reported	Restructuring	Excluding Restructuring

Net sales	$4,081	$3,664	$-	$3,664

Cost of sales	1,654	1,614	11	1,603

Gross profit	2,427	2,050	(11)	2,061

Gross profit margin	59.5%	56.0%		56.3%

Selling, general and administrative expenses	1,397	1,235	26	1,209

Other (income) expense, net	39	38	2	36

Operating profit	991	777	(39)	816

Operating profit margin	24.3%	21.2%		22.3%

Interest expense, net	18	14	-	14

Income before income taxes	973	763	(39)	802

Provision for income taxes	317	251	(8)	259

Effective tax rate	32.6%	32.9%		32.4%

Net income including noncontrolling interests	656	512	(31)	543

Less: Net income attributable to noncontrolling interests*	25	15	-	15

Net income	631	497	(31)	528

Earnings per common share
Basic	$1.25	$0.97	$(0.06)	$1.03
Diluted	$1.21	$0.94	$(0.06)	$1.00

Average common shares outstanding
Basic	497.4	503.4	503.4	503.4
Diluted	523.3	529.9	529.9	529.9

*

To conform to the current year presentation required by the Consolidation Topic of the FASB Codification, net income attributable to noncontrolling interests in less-than-wholly-owned subsidiaries has been reclassified from Other (income) expense, net to a new line below Operating profit called Net income attributable to noncontrolling interests. The reclassification had no effect on Net income or Earnings per common share.

Refer to the Company's web site for a reconciliation to previously reported amounts for all quarters of 2008 as well as full year 2008 and 2007.

Note: The impact of "Restructuring” on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

				Table 2

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program

For the Twelve Months Ended December 31, 2009 and 2008

(in Millions Except Per Share Amounts) (Unaudited)

	2009	2008
	As Reported	As Reported	Restructuring	Excluding Restructuring

Net sales	$15,327	$15,330	$-	$15,330

Cost of sales	6,319	6,704	59	6,645

Gross profit	9,008	8,626	(59)	8,685

Gross profit margin	58.8%	56.3%		56.7%

Selling, general and administrative expenses	5,282	5,422	81	5,341

Other (income) expense, net	111	103	24	79

Operating profit	3,615	3,101	(164)	3,265

Operating profit margin	23.6%	20.2%		21.3%

Interest expense, net	77	96	-	96

Income before income taxes	3,538	3,005	(164)	3,169

Provision for income taxes	1,141	968	(51)	1,019

Effective tax rate	32.2%	32.2%		32.2%

Net income including noncontrolling interests	2,397	2,037	(113)	2,150

Less: Net income attributable to noncontrolling interests*	106	80	-	80

Net income	2,291	1,957	(113)	2,070

Earnings per common share
Basic	$4.53	$3.81	$(0.22)	$4.03
Diluted	$4.37	$3.66	$(0.21)	$3.87

Average common shares outstanding
Basic	499.5	506.3	506.3	506.3
Diluted	524.6	535.0	535.0	535.0

*

To conform to the current year presentation required by the Consolidation Topic of the FASB Codification, net income attributable to noncontrolling interests in less-than-wholly-owned subsidiaries has been reclassified from Other (income) expense, net to a new line below Operating profit called Net income attributable to noncontrolling interests. The reclassification had no effect on Net income or Earnings per common share.

Refer to the Company's web site for a reconciliation to previously reported amounts for all quarters of 2008 as well as full year 2008 and 2007.

Note: The impact of "Restructuring” on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

		Table 3

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of December 31, 2009 and 2008

(Dollars in Millions) (Unaudited)

	December 31,	December 31,
	2009	2008

Cash and cash equivalents	$600	$555
Receivables, net	1,626	1,592
Inventories	1,209	1,197
Other current assets	375	366
Property, plant and equipment, net	3,516	3,119
Other assets, including goodwill and intangibles	3,808	3,150
Total assets	$11,134	$9,979

Total debt	3,182	3,783
Other current liabilities	3,238	2,754
Other non-current liabilities**	1,457	1,398
Total liabilities	7,877	7,935
Total Colgate-Palmolive Company shareholders' equity	3,116	1,923
Noncontrolling interests**	141	121
Total liabilities and shareholders’ equity	$11,134	$9,979

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$2,541	$3,216
Working capital % of sales	(0.4%)	2.5%

*	Marketable securities of $41 and $12 as of December 31, 2009 and 2008, respectively, are included in Other current assets.

**

To conform to the current year presentation required by the Consolidation Topic of the FASB Codification, prior period balances of accumulated undistributed earnings relating to noncontrolling interests in less-than-wholly-owned subsidiaries have been reclassified from Other non-current liabilities to a component of shareholders' equity.

Refer to the Company's web site for a reconciliation to previously reported amounts for all quarters of 2008 as well as full year 2008 and 2007.

		Table 4

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the year ended December 31, 2009 and 2008

(Dollars in Millions) (Unaudited)

	2009	2008*

Operating Activities
Net income	$2,291	$1,957
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	(18)	(50)
Depreciation and amortization	351	348
Gain before tax on sale of non-core product lines	(5)	-
Stock-based compensation expense	117	100
Deferred income taxes	(23)	(6)
Cash effects of changes in:
Receivables	57	(70)
Inventories	44	(135)
Accounts payable and other accruals	294	125
Other non-current assets and liabilities	169	33
Net cash provided by operations	3,277	2,302

Investing Activities
Capital expenditures	(575)	(684)
Sales of property and non-core product lines	17	58
Sales (purchases) of marketable securities and investments	(289)	10
Other	6	3
Net cash used in investing activities	(841)	(613)

Financing Activities
Principal payments on debt	(3,950)	(2,320)
Proceeds from issuance of debt	3,424	2,515
Dividends paid	(981)	(889)
Purchases of treasury shares	(1,063)	(1,073)
Proceeds from exercise of stock options and excess tax benefits	300	237
Net cash used in financing activities	(2,270)	(1,530)

Effect of exchange rate changes on Cash and cash equivalents	(121)	(33)
Net (decrease) increase in Cash and cash equivalents	45	126
Cash and cash equivalents at beginning of year	555	429
Cash and cash equivalents at end of year	$600	$555

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$3,277	$2,302
Less: Capital expenditures	(575)	(684)
Free cash flow before dividends	$2,702	$1,618

Income taxes paid	$1,098	$862

*	To conform to the current year presentation required by the Consolidation Topic of the FASB Codification, certain reclassifications have been made to prior year amounts.

				Table 5

Colgate-Palmolive Company

Segment Information

For the Three and Twelve Months Ended December 31, 2009 and 2008

(Dollars in Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net sales
Oral, Personal and Home Care

North America	$746	$710	$2,950	$2,852
Latin America	1,222	996	4,319	4,088
Europe/South Pacific	865	767	3,271	3,582
Greater Asia/Africa	683	617	2,655	2,660

Total Oral, Personal and Home Care	3,516	3,090	13,195	13,182

Pet Nutrition	565	574	2,132	2,148

Total Net sales	$4,081	$3,664	$15,327	$15,330

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Operating profit
Oral, Personal and Home Care

North America	$235	$192	$843	$689
Latin America	373	294	1,360	1,181
Europe/South Pacific	209	146	748	746
Greater Asia/Africa*	174	135	631	527

Total Oral, Personal and Home Care	991	767	3,582	3,143

Pet Nutrition	148	151	555	542
Corporate	(148)	(141)	(522)	(584)

Total Operating Profit	$991	$777	$3,615	$3,101

*	To conform to the current year presentation required by the Consolidation Topic of the FASB Codification, the amounts of net income attributable to noncontrolling interests in less-than-wholly-owned subsidiaries of $15 and $80 for the three and twelve months ended December 31, 2008, respectively, which were previously deducted from Greater Asia/Africa Operating profit, have been reclassified to a new line below Operating profit.

Note:

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of the operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

For the three and twelve months ended December 31, 2008, Corporate operating expenses include $39 and $164 of charges related to the Company’s 2004 Restructuring Program, respectively.

												Table 6

Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - Fourth Quarter 2009 vs 2008

December 31, 2009

(Unaudited)

				COMPONENTS OF SALES CHANGE						COMPONENTS OF SALES CHANGE
				FOURTH QUARTER						TWELVE MONTHS

Region	4th Qtr Sales Change As Reported	4th Qtr Sales Change Ex-Divestment	4th Qtr Organic Sales Change	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange	12 Months Sales Change As Reported	12 Months Sales Change Ex-Divestment	12 Months Organic Sales Change	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange

Total Company	11.5%	11.5%	6.5%	3.0%	3.5%	5.0%	0.0%	0.0%	6.5%	0.5%	6.0%	(6.5%)

Europe/South Pacific	12.5%	12.5%	2.0%	2.5%	(0.5%)	10.5%	(8.5%)	(8.0%)	0.5%	0.0%	0.5%	(8.5%)

Latin America	22.5%	22.5%	17.0%	5.0%	12.0%	5.5%	5.5%	5.5%	16.5%	3.0%	13.5%	(11.0%)

Greater Asia/Africa	10.5%	10.5%	8.5%	8.0%	0.5%	2.0%	0.0%	0.0%	8.0%	2.0%	6.0%	(8.0%)

Total International	16.5%	16.5%	10.0%	5.0%	5.0%	6.5%	(1.0%)	(0.5%)	9.0%	2.0%	7.0%	(9.5%)

North America	5.0%	5.0%	4.0%	5.5%	(1.5%)	1.0%	3.5%	3.5%	4.0%	4.0%	0.0%	(0.5%)

Total CP Products	14.0%	14.0%	9.0%	5.5%	3.5%	5.0%	0.0%	0.5%	8.0%	2.5%	5.5%	(7.5%)

Hill's	(1.5%)	(1.5%)	(5.5%)	(8.5%)	3.0%	4.0%	(0.5%)	(0.5%)	1.0%	(7.5%)	8.5%	(1.5%)

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291